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Exhibit 4.16

PROMISSORY NOTE

September 27, 2002
Knoxville, Tennessee

        FOR VALUE RECEIVED, the undersigned, Provectus Pharmaceuticals, Inc., a Nevada corporation with its principal place of business at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931 ("Maker") promises to pay to the order of Eric A. Wachter, an individual with his principal residence at 138 Bay Path Drive, Oak Ridge, Tennessee 37830 ("Holder"), the Principal Amount calculated as set forth in Section 1 of this Note (the "Principal Amount").

TERMS AND CONDITIONS

1. Principal Amount

        The Principal Amount shall be equal to the sum of the amounts identified under the column headed "Advanced Amount" on Schedule A to this Note (each, an "Advanced Amount"). Holder, in his sole discretion, may advance to Maker an Advanced Amount from time to time after the date hereof until the Maturity Date. Upon the advancement by Holder of an Advanced Amount, Holder shall record on Schedule A to this Note the Advanced Amount and the date on which it was advanced to Maker (the "Advance Date"), and Holder and a duly authorized officer of Maker shall execute Schedule A to acknowledge the advancement by Holder and receipt by Maker of the Advanced Amount.

2. Interest

        Subject to the limitations hereinafter set forth, each Advanced Amount shall bear interest from the applicable Advance Date to the Maturity Date at a rate equal to the lesser of (a) five percent (5%) per annum, compounded monthly, or (b) the maximum effective rate of interest which Holder lawfully may charge from time to time. In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the Principal Amount shall bear interest prior to maturity at the maximum effective rate of interest which Holder lawfully may charge under applicable statutes and laws from time to time in effect.

3. Payment

        Maker will pay the Principal Amount due under this Note, in full, to the order of Holder, on or before December 31, 2009 (the "Maturity Date"). Interest upon the unpaid balance of the Principal Amount, calculated as above provided, shall accrue and be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 hereafter (each, an "Interest Payment Date"), commencing on June 30, 2003. All installments of both principal and interest on this Note shall be made at the principal place of business of Holder set forth above, or at such other place as Holder of this Note may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

4. Prepayment

        This Note may be voluntarily prepaid at any time, or from time to time, by Maker without notice or penalty. All prepayments received on this Note shall be applied to the reduction of principal.

5. Events of Default

        The occurrence of any one or more of the following events with respect to Maker, which event is not remedied within 14 days after written notice thereof is given to Maker by Holder, shall constitute an event of default hereunder ("Event of Default"):

          (a)  Maker shall fail to pay when due any payment of principal of or interest on this Note.

          (b)  Maker shall admit in writing its inability to, or be generally unable to, pay its debts as such debts generally become due.

          (c)  Maker shall (i) apply for or consent in writing to the appointment of, or, to the extent applicable, the taking of possession by, a receiver, custodian, trustee or liquidator of all or a substantial part of Maker's assets, (ii) make an assignment for the benefit of its creditors, (iii) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, or composition or readjustment of its debts, (v) fail to controvert, or acquiesce to, any petition filed against it in an involuntary case under the federal Bankruptcy Code which is not dismissed, bonded or discharged within 30 days, or (vi) take any action for the purpose of effecting any of the foregoing.

          (d)  A proceeding or case shall be commenced without the application or consent of Maker in any court of competent jurisdiction, seeking (i) the composition or readjustment of Maker's debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such entity of all or any substantial part of Maker's assets, or (iii) similar relief in respect of its creditors, under any law relating to bankruptcy, insolvency, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 days; or an order for relief against Maker or any of its assets shall be entered in an involuntary case under the federal Bankruptcy Code.

6. Remedies

        Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Holder), Holder, at its option, may (a) declare the entire Principal Amount of this Note immediately due and payable, by written notice to Maker, regardless of any prior forbearance; and (b) exercise any and all rights and remedies available to it under applicable law, including without limitation the right to collect from Maker all sums due under this Note. Maker shall pay all costs and expenses incurred by or on behalf of Holder in connection with Holder's exercise of any or all of its rights and remedies under this Note, including without limitation attorneys' fees and expenses.

7. Notice by Maker

        Maker shall notify Holder immediately after the occurrence of any Event of Default of which Maker acquires knowledge.

8. Parties in Interest; No Transfer

        This Note shall be binding upon and inure to the benefit of Holder and Maker and their legal representatives, successors and permitted assigns. This Note may not be assigned by Maker without the prior written consent of Holder. This Note may not be assigned by Holder without the prior written consent of Maker.

9. Amendment

        No provision of this Note may be waived, altered or amended, except by written agreement between the Parties.

10. Waiver

        Any waiver by Maker or Holder of a breach of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

11. Waiver of Presentment

        Maker and any endorsers or guarantors hereof waive protest, demand, presentment and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon.

12. Entire Agreement

        This Note sets forth the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior oral or written agreement between the Parties.

13. Severability

        If any provision of this Note or the application thereof to any Party or circumstances is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be several in any such instance.

14. Governing Law; Forum

          (a)  This Note shall be governed and construed according to the internal statutes and laws of the State of Tennessee, without reference to any conflicts of law principles, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, however, that in no event and under no circumstances shall Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

          (b)  Maker hereby (i) submits irrevocably to the jurisdiction of the state courts of the State of Tennessee and the jurisdiction of the United States District Court for the Eastern District of Tennessee sitting at Knoxville for the purpose of any suit, action or other proceeding arising out of or based upon this Note, or the subject matter hereof brought by Holder; (ii) waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or this Note or the subject matter hereof may not be enforced in or by such court; and (iii) waives in any such action, suit, or proceeding any offsets or counterclaims. Maker hereby consents to service of process by certified mail at its address set forth herein and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of Holder. Final judgment against Maker in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (A) by suit, action or proceeding on the conclusive evidence of the fact and of the amount of any indebtedness or liability of Maker therein described or (B) in any other manner provided by or pursuant to the laws of such other jurisdiction.

15. Certain Provisions Relating to Interest

        It is the intention of Holder and Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall Holder ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which Holder may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by Maker shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal, so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between Holder and Maker, that operates to bind, obligate, or compel Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between Holder and Maker that is in conflict with the provisions of this paragraph.

16. Waiver of Jury Trial

        TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATED TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP AND THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS NOTE. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING THERETO. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SIGNATURE

        IN WITNESS WHEREOF, Maker has caused this Note to be executed on the date first set forth above.

PROVECTUS PHARMACEUTICALS, INC., a Tennessee corporation
By:

Name:

Title:

ACCEPTANCE

        Holder accepts and acknowledges receipt of this Note on the date first set forth above.

ERIC A. WACHTER, an individual resident of the State of Tennessee
Signed:

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SIGNATURE